        EXHIBIT 77(O) MORGAN STANLEY DEAN WITTER CAPITAL GROWTH FUND
        10f-3 transactions for the period November 1, 1998 - July 29, 1999


                                                                       TOTAL
                                                                       ISSUED/
                                 DATE       PRICE   SHARES     % of    PRINCIPAL          PURCHASED
SECURITY                         PURCHASED  SHARE   PURCHASED  Assets  AMOUNT             BY GROUP     BROKER(S)
Brocade Communications Systems   05/24/99   $19.00    2,200    0.008%     $61,750,000.00     0.068%    Friend Co.
DLJ Direct                       05/25/99   $20.00    7,300    0.028%    $320,000,000.00     0.046%    Donaldson, Lufkin & Jenrette
Dycom Industries                 05/13/99   $48.50   20,000    0.174%    $130,950,000.00     0.741%    Bank of America Securities
Marimba                          04/29/99   $20.00    5,100    0.193%     $80,000,000.00     0.128%    Soundview
The Goldman Sachs Group Inc.     05/03/99   $53.00   45,500    0.434%  $3,657,000,000.00     0.066%    Goldman Sachs
Advanced Digital Information     09/23/99   $28.63   50,000    0.290%    $143,125,000.00     1.000%    Donaldson, Lufkin & Jenrette
Cox Communications               08/09/99   $34.69   75,000    0.517%    $350,343,750.00     0.743%    Merrill Lynch
Genentech                        07/20/99   $97.00   36,300    0.648%  $1,940,000,000.00     0.182%    JP Morgan
Insight Communications           07/21/99   $24.50   42,500    0.196%    $563,000,000.00     0.185%    Donaldson, Lufkin & Jenrette
